                                                                    DRAFT 2/4/94
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 0)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             MILLIPORE CORPORATION
..............................................................................
                (Name of Registrant as Specified In Its Charter)

                             MILLIPORE CORPORATION
..............................................................................
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ......................................................................

     2) Aggregate number of securities to which transaction applies:

        ......................................................................

     3) Per Unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1):

        ......................................................................

     4) Proposed maximum aggregate value of transaction:

        ......................................................................

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(s)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ................................................

     2) Form, Schedule or Registration Statement No.:

        ................................................

     3) Filing Party:

        ................................................

     4) Date Filed:

        ................................................

                                   MILLIPORE

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 21, 1994

To the Stockholders of
  Millipore Corporation

     The Annual Meeting of Stockholders of Millipore Corporation ("Millipore") for 1994 will be held at Millipore's Offices, 80 Ashby Road, Bedford, Massachusetts 01730 on Thursday, April 21, 1994 at 11:00 a.m. local time, for the following purposes:

     1. To elect for a three-year term (expiring in 1997) the three Class I Directors; and

     2. To consider and act upon a proposal to approve the adoption of the Amendments to the Millipore Corporation 1985 Combined Stock Option Plan to increase the shares available for grant of options by 1,000,000 shares and to limit the number of shares available for options which may be granted to certain executive officers under the Plan.

     3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     Stockholders of record on the books of Millipore at the close of business on February 25, 1994 will be entitled to receive notice of and to vote at the meeting and any adjournment thereof.

                                            By Order of the Board of Directors
                                            John E. Beard, Clerk

Bedford, Massachusetts
March 18, 1994

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY TO ASSURE YOUR REPRESENTATION AT THE MEETING.

                             MILLIPORE CORPORATION

                                 80 ASHBY ROAD
                          BEDFORD, MASSACHUSETTS 01730
                                  617 275-9200

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is being furnished to stockholders of Millipore Corporation (hereinafter "Millipore" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Millipore, and at any adjournments thereof. The meeting will be held at the offices of Millipore, 80 Ashby Road, Bedford, Massachusetts on Thursday, April 21, 1994 at 11:00 a.m. This solicitation of proxies is being made on behalf of Millipore by its Board of Directors. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about March 18, 1994.

     The Board of Directors of Millipore has fixed the close of business on February 25, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. As of February 25, 1994, there were approximately 28,000,000 shares of Millipore Common Stock issued, outstanding and entitled to vote. Each stockholder is entitled to one vote per share of Common Stock held by such stockholder on each matter submitted to a vote.

     All properly executed proxies will be voted at the meeting in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the persons named on the accompanying proxy to vote FOR the election of the nominees for Directors listed below, FOR item 2 in the accompanying Notice of Meeting, and otherwise in the discretion of the proxies. A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted at the meeting by filing with the Clerk of Millipore an instrument revoking it, or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at a meeting will not, in and of itself, constitute revocation of a proxy.

     Millipore will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the Directors, officers and employees of Millipore, without additional compensation to them. Arrangements have been made with Corporate Investor Communications, Inc., to solicit proxies from brokerage houses, custodians, nominees and other fiduciaries and to provide for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons. It is estimated that the cost of such solicitation arrangements will be approximately $5,000 plus reimbursement of such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with the forwarding of solicitation materials.

                           CONFIDENTIAL VOTING POLICY

     The Board of Directors adopted in 1992 a Confidential Stockholder Voting Policy in order to encourage stockholders to cast votes on issues presented to them as stockholders without concern for the impact that their vote might have on their other relationships with Millipore, whether as employee, supplier, customer, or in any other capacity. The policy provides, among other matters, that Millipore will arrange for the tabulation of all stockholder votes by representatives of its transfer agent or by persons who are otherwise unaffiliated with Millipore and not in the

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

employ of the Company. The persons who tabulate votes and who have custody of proxies, ballots and other voting materials have been instructed as to this policy of confidentiality and to handle all such materials (or to destroy them) in a way that does not reveal the identity and vote of any stockholder specifically, and have been asked to certify compliance with this policy at the completion of each meeting of stockholders.

     Millipore's Confidential Voting Policy shall not interfere with the entitlement of its officers, employees and agents to seek the identity of those stockholders who have not voted for the purpose of encouraging them to do so.

     In the event of a proxy contest, or the like, Millipore shall not abide by its policy of confidentiality unless the opposition similarly agrees to do so.

     Failure in any instance to conform to this policy shall not invalidate any ballot or proxy or otherwise affect any action taken by stockholders of Millipore.

     Millipore has retained The First National Bank of Boston, its Transfer Agent, to tabulate the vote in connection with the matters to be acted upon at the Annual Meeting and has instructed the Bank as to the Company's Confidential Stockholder Voting Policy. When any matter to be acted upon at the Annual Meeting requires, in accordance with the Massachusetts Business Corporation Law, a favorable vote by stockholders who hold at least a majority of the Common Stock outstanding, abstentions and broker "no votes" will be considered a vote "Against" the matter; otherwise, abstentions and broker "no votes" will have no effect on the outcome, i.e., they will not be considered. Examples of the former are amendments to the Articles of Organization, and a merger or sale of substantially all of the assets of the Company.

                      MANAGEMENT AND ELECTION OF DIRECTORS

     In 1990, in conformity with an Amendment to the Massachusetts Business Corporation Law adopted in April of that year, the Board of Directors amended Millipore's By-laws and divided the number of Directors into three classes. The term of one class of Directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term.

     Stockholders this year will be voting on the election of the three individuals identified as Class I Directors, whose terms will expire at the Annual Meeting of Stockholders in 1997. Each nominee in Class I is now a director of Millipore and, except for Mr. Reno, was elected as such at the 1991 Annual Meeting of Millipore Stockholders. All nominees have been designated as such by the Board of Directors based on the recommendations of the Board Organization, Nominating and Public Policy Committee, none of the members of which is an employee of Millipore. The other six Directors will continue in office for the remainder of their terms as indicated below.

     Unless otherwise specified, the accompanying form of proxy will be voted for the election of the nominees listed below. A stockholder may withhold his vote from any nominee by notation of that fact on the enclosed proxy. All nominees have consented to being named herein and have agreed to serve if elected. If any such nominee should become unable to serve, a circumstance which is not anticipated, the proxies may be voted to fix the number of Directors at such lesser number as are available to serve, or for a substitute nominee designated by the Board of Directors.

     A favorable vote by stockholders who hold at least a majority of the Common Stock of Millipore present or represented by proxy at the Annual Meeting and voting thereon is required for the election of the Class I Directors.

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

    NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 1997 (CLASS I)
- --------------------------------------------------------------------------------

                     JOHN A. GILMARTIN, 51, Chairman, President and Chief Executive Officer, Millipore Corporation

                          Mr. Gilmartin received his undergraduate degree from
                     Pennsylvania State University and an M.B.A. from the Harvard Graduate School of Business Administration. Prior to joining Millipore, Mr. Gilmartin held various positions with Pfizer Inc., a manufacturer of pharmaceutical products, in both financial and business management. Mr. Gilmartin joined Millipore as Corporate Controller in 1979 and has served Millipore as Vice President-Finance from 1980 until 1981, Senior Vice President-Finance from 1981 until 1982 and as Senior Vice President-Finance and Administration from 1982 until 1985. In 1985 Mr. Gilmartin became President of the Millipore Products Division, a position he held until 1986 when he was elected President and Chief Executive Officer of Millipore. In September, 1987, Mr. Gilmartin was elected Chairman of the Board. Mr. Gilmartin is a Director of the Massachusetts High Technology Council. He is also a Director of Bolt, Beranek and Newman Inc.

                                             First elected a Director:     1986

- --------------------------------------------------------------------------------

                     MARK HOFFMAN, 55, Independent Investor and Consultant

                          Mr. Hoffman received an undergraduate degree from
                     Harvard College, a Masters degree in economics from Cambridge University and an M.B.A. from the Harvard Graduate School of Business Administration. In 1963. as an M.I.T. Fellow in Africa, Mr. Hoffman joined the East African Common Services Organization. In 1966, Mr. Hoffman joined International Finance Corporation (investment banking affiliate of the World Bank). From 1969 to 1974, Mr. Hoffman served as a Director of Hambros Bank, Ltd., London, England. From 1975 to 1981, Mr. Hoffman was Senior Vice President and Chief Financial Officer of George Weston, Ltd., and was appointed President of its Resource Group in 1981. From 1982 until 1984, when he undertook his current activities, Mr. Hoffman served as Managing Director of Guinness Peat Group p.1.c., engaged through subsidiaries worldwide in merchant banking, insurance brokerage, leasing, property, energy and other management and financial service activities. Mr. Hoffman is currently Chief Executive of Hamilton Lunn Limited, an independent advisory and investment firm and member of the Securities Association in London, England and Chairman of Cambridge Capital Group Limited. Mr. Hoffman also serves as a Director of George Weston Limited and British Columbia Packers Limited in Canada and Advent International Corporation, Boston.

Member: Management Development               First elected a Director:     1976
        and Compensation Committee

- --------------------------------------------------------------------------------

                     JOHN F. RENO, 54, President and Chief Executive Officer, Dynatech Corporation

                          Mr. Reno received an undergraduate degree from
                     Dartmouth College and an M.B.A. from Northwestern University. In 1964 Mr. Reno joined G. H. Walker & Co., an investment banking firm in New York City, and served in various capacities prior to becoming a partner in that firm. In 1974 Mr. Reno joined Dynatech Corporation, manufacturer of a diversified line of proprietary electronic microprocessor based equipment, instruments and systems, as General Manager and President of the Cryomedical Division. He subsequently held a number of senior management positions, including Vice President for Corporate Development (1979); Senior Vice President for Corporate Development (1982); Executive Vice President
(1987) and President and Chief Operating Officer (1991). Mr. Reno assumed his current position as President and Chief Executive Officer in 1993 and is a member of the Board of Directors. He is a trustee and Chairman of the Finance Committee of the Boston Museum of Science. Mr. Reno serves as Chairman of the Executive Committee for the "Masterminding Math and Science" program sponsored by, among others, Boston Partners in Education and the Museum of Science. Mr. Reno is the founder of "A Better Chance" program for disadvantaged youths in Winchester, Massachusetts, and a Director of the Massachusetts Business Roundtable and the Massachusetts Telecommunications Council.

Member: Management Development,              First elected a Director:     1993
        and Compensation Committee

                         DIRECTORS CONTINUING IN OFFICE

      TERM EXPIRING AT THE 1995 ANNUAL MEETING OF STOCKHOLDERS (CLASS II)
- --------------------------------------------------------------------------------
                     SAMUEL C. BUTLER, 63, Presiding Partner, Cravath, Swaine & Moore

                          Mr. Butler received an A.B. degree from Harvard
                     College, and an LL.B. degree from Harvard Law School where he served on the Harvard Law Review and was a recipient of the Sears Award. Mr. Butler served, in 1954, as law clerk to Mr. Justice Minton of the United States Supreme Court. In 1956, after serving in the U.S. Army, Mr. Butler joined the New York law firm of Cravath, Swaine & Moore, becoming a partner in 1960 and assuming his current position as Presiding Partner in 1980. He served as a Trustee of Vassar College (1969-1977) and was a member of the Board of Overseers of Harvard College from 1982-1988 (President of the Board, 1986-1988). Mr. Butler is a member and Vice
President of The Culver Educational Foundation and a member of the Board of Trustees of the New York Public Library. He is also a Director of Ashland Oil, Inc., U.S. Trust Corporation and GEICO Corporation.

Member: Audit and Finance                    First elected a Director:     1991
        Committee

- --------------------------------------------------------------------------------

                     STEVEN MULLER, 66, President Emeritus, The Johns Hopkins University and Chairman, The 21st Century Foundation

                          Dr. Muller received his undergraduate degree from the
                     University of California at Los Angeles and a B.Litt. degree from Oxford University, England, where he studied as a Rhodes Scholar. He received a Ph.D. in political science from Cornell University. From 1961 to 1971, Dr. Muller was Associate Professor of Government at Cornell University, during which period he also served as the Director of Cornell's Center for International Studies (1961-1968) and as Vice President for Public Affairs (1966-1971). In 1971, Dr. Muller joined The Johns Hopkins University as Provost and in 1972, he was elected as President of that
University. From 1972 until 1983, Dr. Muller also served as President of The Johns Hopkins Hospital. Dr. Muller left the Presidency and was named President Emeritus of The Johns Hopkins University in 1990, and assumed his current position at The 21st Century Foundation. From 1975 until 1983, Dr. Muller served successively as Director, Vice Chairman, and Chairman of the Board of Governors of the Federal Reserve Bank of Richmond. In addition, Dr. Muller serves as Director of the American Capital Closed End and Common Sense Funds, Beneficial Corporation, the Law Companies Group, Inc., Alex. Brown Inc., and Organization Resources Counselors, Inc.; and as Co-Chairman of the American Institute for Contemporary German Studies, Board Member of the Atlantic Council and Vice Chairman of St. Mary's College of Maryland. Dr. Muller has served as a member of the Presidential Commission on White House Fellowships and the Presidential Commission on World Hunger.

Chairman: Board Organization                 First elected a Director:     1982
          Nominating and Public Policy Committee
- --------------------------------------------------------------------------------

                     JAMES L. VINCENT, 54, Chairman and Chief Executive Officer, Biogen, Inc..

                          Mr. Vincent received his undergraduate degree from
                     Duke University and an M.B.A. from The Wharton Graduate Business School, University of Pennsylvania. From 1965-1972, Mr. Vincent held various positions with Texas Instruments, Inc., a manufacturer of advanced electronic products and was President of Texas Instruments (Asia) from 1970-1972. In 1972, Mr. Vincent joined Abbott Laboratories, Inc., a manufacturer of health care products, where he served in various positions, becoming Executive Vice President and Chief Operating Officer from 1979-1981. He also served as a member of the Board of Directors of Abbott Laboratories from 1977-1981. From 1982-1985, Mr. Vincent was with Allied/Signal Corporation, where he became President of the Allied Health and Scientific Products Company. In 1985, Mr. Vincent assumed his present position as Chairman and Chief Executive Officer of Biogen, Inc., a leading manufacturer of biopharmaceuticals. Mr. Vincent is a Member of the Massachusetts Business Roundtable and the Economic Club of Chicago. He also serves as Chairman of the Executive Board of The Wharton Graduate School of the University of Pennsylvania and is a Member of the Board of Directors of Continental Bank Corporation and the Biotechnology Industry Organization.

Member: Management Development and           First elected a Director:     1991
        Compensation Committee

      TERM EXPIRING AT THE 1996 ANNUAL MEETING OF STOCKHOLDERS (CLASS III)
- --------------------------------------------------------------------------------
                     CHARLES D. BAKER, 65, Professor of Business Administration, Northeastern University

                          Mr. Baker received an A.B. degree from Harvard College
                     and an M.B.A. degree from the Harvard Graduate School of Business Administration. Mr. Baker served several years in the United States Navy. In 1955, he joined Westinghouse Electric Corp., where he served in various capacities. In 1961, he became Vice President and Treasurer of United Research, Inc. of Cambridge, Massachusetts. From 1965 through 1969, Mr. Baker was the Vice President and Director of the Transportation Services Group of Harbridge House, Inc., a research and consulting firm. From 1969 to 1970, Mr. Baker served as Deputy Under Secretary of Transportation for the United States Department of
Transportation and from 1970 through 1971, he was Assistant Secretary of Transportation for Policy and International Affairs. In 1971 Mr. Baker returned to Harbridge House, Inc. as its President and he served as its Chairman of the Board from 1974 until 1983. In 1984, Mr. Baker resigned his position as a Millipore Director to serve as Under Secretary of the United States Department of Health and Human Services, a position he held from 1984 to 1985. In the fall of 1985, Mr. Baker left his Government post and accepted the appointment at Northeastern University and, at the same time, he once again became a Millipore Director. Mr. Baker serves on the boards of several public interest organizations.

Member: Audit and Finance                    First elected a Director:      1979
        Committee
- --------------------------------------------------------------------------------

                     GERALD D. LAUBACH, 68, Retired President, Pfizer Inc.

                          Dr. Laubach received his undergraduate degree from the
                     University of Pennsylvania. Following service in the United States Navy during World War II, he received his Ph.D. in organic chemistry from the Massachusetts Institute of Technology. Dr. Laubach joined Pfizer Inc., a manufacturer of pharmaceutical products, in 1950, rising to Vice President for Medicinal Products Research in 1964, President of Pfizer Pharmaceutical Operations in 1969, Executive Vice President of Pfizer Inc. in 1971, and President from 1972 until his retirement in February 1991. Dr. Laubach also served as a Director of Pfizer Inc. from 1968 until his retirement in 1991. Dr. Laubach also serves as a Director of CIGNA Corporation, DNA Plant Technology
Corp., and Affymax N.V. In addition, he is a member of the Institute of Medicine, the National Academy of Engineering, the New York Academy of Medicine, the American Academy of Arts and Sciences, and Trustee of Carnegie Institution of Washington.

Chairman: Audit and Finance                  First elected a Director:     1981
          Committee

- --------------------------------------------------------------------------------
                     THOMAS O. PYLE, 53, Chief Executive Officer, MetLife Healthcare Management Corp., Inc.

                          Mr. Pyle attended Massachusetts Institute of
                     Technology and received his M.B.A. from the Harvard Graduate School of Business Administration and also studied at University of Oxford. Mr. Pyle was an Account Executive with Young and Rubicam from 1961-1965. He joined Elizabeth Arden, Inc. in 1967. In 1968, he became Vice President of Beck Industries. From 1969-1972, Mr. Pyle was with the Boston Consulting Group, Inc., becoming a Vice President in 1970. In 1972, he joined Harvard Community Health Plan, Inc., and served in various executive capacities in this health maintenance organization. He was Chief Executive
Officer from 1978 to 1991. In 1992, he became Senior Advisor to the Boston Consulting Group, Inc. Mr. Pyle assumed his current position in September 1993. Mr. Pyle has served as a Director of Controlled Risk Insurance Company, Ltd., since 1976 (Chairman 1976-1989). He is also a Director of the Lahey Clinic, The Codman Research Group, Employee Managed Care Corp., and is Chairman of the Health Outcomes Institute.

Member: Board Organization                   First elected a Director:     1987
        Nominating and
        Public Policy Committee

- --------------------------------------------------------------------------------

COMMITTEES, MEETINGS AND FEES OF DIRECTORS

     The Millipore Board of Directors has three standing committees.

     The Audit and Finance Committee is responsible for recommending the selection of the independent accountants; reviewing the scope of and fees for services rendered as well as the results of the independent audit; reviewing matters relating to internal audit functions; establishing policy as to those services which may be performed by Millipore's principal independent accountants; reviewing Millipore's policies and procedures concerning business ethics and internal controls; and reviewing Millipore's annual reports. This Committee also reviews Millipore's financial condition and its short term and long term cash flow financial plans, and other matters concerning corporate finance as well as reviewing the financial position of the Trust for Millipore Corporation Invested Employee Plans in order to assure that sufficient provision has been made to meet the financial obligations to such plans. The Audit and Finance Committee met 3 times during 1993.

     The Board Organization, Nominating and Public Policy Committee recommends nominees for election as directors to the full Board of Directors. It also evaluates and makes recommendations with respect to the structure of the Board itself, the responsibilities of the various Committees of the Board, and the role of the Board in relation to management. In addition, it serves a public policy function, which includes consideration of questions of social responsibility. In its nominating capacity, this Committee considers recommendations for nominee candidates from other directors, management and stockholders. Stockholders wishing to submit candidates for consideration as nominees may do so by directing an appropriate letter and resume to Geoffrey Nunes, Senior Vice President and General Counsel of Millipore. The Board Organization, Nominating and Public Policy Committee held 2 meetings during 1993.

     The Management Development and Compensation Committee is composed of independent directors who are not officers or employees (or former officers or employees) of the Company and do not have "interlocking" or other

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

relationships with Millipore that would detract from their independence as Committee members. It reviews the qualifications of Millipore's officers and nominates them for election by the full Board. It also fixes, subject to approval by the full Board, the annual salary of the Chief Executive Officer and approves the salaries of all other elected officers. This Committee also considers compensation plans for management and administers Millipore's long term incentive compensation program and stock option plans. (See "Compensation Committee Report on Executive Compensation at Millipore"). It has responsibility for the periodic examination of Millipore's overall compensation structure. In its development capacity, it reviews organizational concepts, the development and promotional potential of Millipore's senior level of management as well as its long range manpower needs and its training and education activities. This committee met 4 times during 1993.

     During 1993, the Millipore Board of Directors held 8 meetings. Members of the Board of Directors received an annual retainer of $15,000 plus $1,000 for each Director's meeting attended. For service on committees, Directors received an additional $1,000 for each committee meeting attended, and chairmen of the committees received an additional $2,500 annual fee. In addition, Directors attending ad hoc committee meetings received an aggregate of $3,000 in additional compensation. Mr. Gilmartin receives no compensation, other than that listed in the Summary Compensation Table below, for service as a Director. All Directors attended at least 75% of the Board and relevant committee meetings held during 1993.

     During 1993 the following Directors received or were entitled to receive additional compensation from Millipore as follows: Dr. Steven Muller, $9,750, for consulting services rendered in the areas of diversity and public policy; Dr. Warren Wacker, $50,004, for consulting services rendered in developing opportunities in the medical field.

     In accordance with the Company's retirement policy for Directors, Dr. Warren E.C. Wacker will not be standing for re-election. Dr. Wacker has served as a Director since 1971, and his unfailing good humor and sound advice will be greatly missed.

     In addition to the compensation set forth above, "Eligible Directors" (those who are not employees of Millipore) received stock options to purchase shares of Millipore Common Stock under the terms of the 1989 Stock Option Plan for Non-Employee Directors (the "1989 Plan"). Of the current directors, Mr. Gilmartin is not an Eligible Director. Under the terms of the 1989 Plan, each newly elected Eligible Director receives an option to purchase 2,000 shares of Millipore Common Stock on the date of his first election, and thereafter automatically receives an additional option to purchase 1,000 shares of Millipore Common Stock at the first Board of Directors meeting following an Annual Meeting of Stockholders. The exercise price of each option is 100% of the fair market value on the date of grant. Each option becomes exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant. In the event of a recapitalization, stock dividend, split-up or combination of shares, merger or consolidation, an appropriate adjustment in the option price and number of shares available for grant shall be made. Upon termination of service with Millipore, options held by the Eligible Director which are not then exercisable, shall terminate, except that exercise of options after termination of service as a director is provided for in cases where such service terminates on retirement or with the consent of Millipore or as a result of incapacity or death.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AT MILLIPORE

     The Management Development and Compensation Committee of the Board of Directors ("the Committee") has furnished the following report on its policy with respect to determining compensation for Millipore's executive officers for 1993. The tables and textual information set forth following the report (pp. 11-15) disclose such compensation.

     In establishing the amounts of compensation in all forms for the Chief Executive Officer ("CEO"), as well as the other executive officers of the Company, the Committee operates pursuant to a set of written "Guiding Principles." These Principles currently link executive awards (cash compensation and equity compensation) to individual performance and company success, with an emphasis on long-term performance rather than short-term results. Using these criteria, the Committee establishes cash compensation at competitive levels to enable Millipore to attract and retain its executive officers while also striving by the use of equity compensation to align their interests with those of Millipore's stockholders.

     For many years, Millipore has used a group of about 25 companies, which has remained largely the same from year to year, to which Millipore compares itself in terms of pay levels of the CEO and to which it compares itself in terms of technology base, size and performance and to which it would look for executive talent. (These companies are not necessarily the same companies that would be included in a peer group established to compare stockholder returns and are not, with one exception, the same companies included in the S&P Manufacturing-Diversified Industrial Index reflected in the performance graph on
p. 17) Performance comparisons are then made on the basis of four-year average return on sales, return on assets and compound sales growth. Based on these performance comparisons, the compensation established by the Committee for Millipore's CEO has been targeted to be between the midpoint of the compensation paid to chief executive officers of the comparable companies (adjusted for meaningful differences in their revenues from that of Millipore) and that midpoint plus 10%. An adjustment is made to bridge the gap between the middle of the year for which comparable salary data has been gathered and the middle of the year for which CEO salary is being set. Since Millipore has had to date no variable compensation (other than the Cash Profit Sharing Plan described in Note 2 to the Summary Compensation Table which provides for a very small payout in terms of percentage of salary) cash compensation has been in the form of salary only; thus the salary of the CEO is compared to the total cash compensation (salary plus bonus) of the comparables.

     Salary for the CEO is fixed in December for the following calendar year. The Committee evaluates the CEO's overall performance for the past year against previously discussed benchmarks (including for 1992, on a relatively equal basis, revenue growth, expense control and market share, all versus the competition) as well as the performance of the Company taken as a whole. This evaluation takes place by the Committee first in discussion with the CEO and then in executive session. The Committee's actions with respect to the CEO's compensation are submitted by the Committee to the full Board for its approval. Mr. Gilmartin's cash compensation was fixed in December 1992 for the year 1993 at $700,000 an increase of 3.8% over that of the prior year. The 3.8% increase, which positioned Mr. Gilmartin's compensation virtually at the adjusted midpoint of the comparable companies, was a reflection of the Company's performance in 1992 which, while not outstanding, was in keeping with that of the majority of the comparables, almost all of whom were also negatively affected by the world-wide economic recession. In determining the percentage increase in Mr. Gilmartin's cash compensation for 1993, the Committee also took into account the percentage increases awarded by the comparable companies to their chief executive officers.

     The cash compensation of the other executive officers of the Company is proposed by the CEO and reviewed by the Committee. The CEO and the Committee use the same criteria or Guiding Principles as are used for fixing the CEO's cash compensation. Cash compensation for the other executive officers is set by reference to data on officers with similar job responsibilities in other like-sized corporations (not necessarily the same "comparables" as used in fixing the CEO's cash compensation), provided to Millipore by an outside consulting firm, as well as to an evaluation of the particular officer's performance during the year. Compensation for executive officers for 1993 was generally at the median of compensation paid to officers in like positions in the comparable companies.

     The Company's equity compensation program for the CEO and for the other executive officers named in the Summary Compensation Table consists entirely of non-qualified stock options, a form of equity incentive whereby all value in the stock option is associated with an increase in share value. Options are granted at fair market value and become exercisable in cumulative increments of 25% per year on each of the first four anniversaries after the date of the grant and expire ten years after the date of the grant. Options are granted annually.

     The number of shares for each executive officer is determined by taking a percentage of salary and dividing that amount by the fair market value per share on the date of grant. The percentage, which falls within a pre-set range, is set annually by the Committee for the CEO, and by the CEO (subject to approval of the Committee) for the other executive officers, depending in each case on subjective evaluation of the performance of the officer under consideration. At the same time the Committee takes into account the total number of options previously granted which remain outstanding. The number of options granted to Mr. Gilmartin in December 1992 was 50,000, the same number as in the prior year.

     With respect to executive officers other than those named in the Summary Compensation Table (6 individuals), equity incentive compensation may consist entirely of non-qualified stock options or a combination of stock options and restricted stock. "Restricted Stock" refers to stock which may be forfeited by the executive if his employment ceases within a specified period (usually 4 years) for any reason other than death, disability or retirement. Restricted Stock is generally awarded to those key managers at a level just slightly below the Company's Senior Managers, where the individual does not as yet have a substantial number of shares subject to options, and where retention of the employee is desirable.

     The Committee tests the salary and option decisions which are made for the CEO and for the other executive officers of Millipore by reference to data furnished by outside compensation consultants. These tests involve comparison of short-term and long-term awards made by Millipore with similar awards made by companies in a number of different groups for which statistics are available. The differences between the amounts set by Millipore, using its group of comparables, with those that would be set using other populations of companies have to date been insignificant.

     In its evaluation of compensation paid to executive officers named in the Summary Compensation Table, the Committee determined that it would consider whether the proposed deductibility limits under Section 162(m) of the Internal Revenue Code would apply and would attempt to structure compensation and plans so that any limitation would not apply.

     Millipore periodically reviews, with the assistance of outside experts in executive compensation, the method by which it sets short-term and long-term compensation for its executives. Reviews have taken place on average about once each five years. The most recent review was undertaken in 1991 by the Committee with the participation of two other independent members of the Board of Directors. The 1991 review broadly affirmed the methodology used in prior years, subject to certain adjustments.

                                            Paul R. Lawrence, Chairman*
                                            Mark Hoffman
                                            James L. Vincent

[*In December 1992, at the time the Compensation Committee met with respect to 1993 compensation, Paul R. Lawrence was a Director and Chairman of the Committee. Mr. Lawrence retired from the Board of Directors effective on the date of the 1993 Annual Meeting.]


EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation as well as certain other compensation paid or accrued through February 25, 1994, to each of the five most highly compensated key policy making executive officers for services rendered in all capacities to Millipore and its subsidiaries during each of Millipore's fiscal years ended December 31, 1993, 1992 and 1991, except as noted below.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION**
                                                                       -------------------------------
                                           ANNUAL COMPENSATION*                    AWARDS
  NAME AND PRINCIPAL POSITION             -----------------------        RESTRICTED          STOCK             ALL OTHER
       OR NUMBER IN GROUP       YEAR      SALARY(1)      BONUS(2)      STOCK AWARDS(3)   OPTIONS(#)(4)      COMPENSATION(5)
- ------------------------------  -----     ---------      --------      ---------------   -------------      ---------------
John A. Gilmartin                1993     $ 700,000      $  0             $ 0                50,000            $  72,580
Chairman, President and          1992       675,000         0               0                50,000               69,765
Chief Executive Officer          1991       650,004        8,450            0                56,000                 --
Douglas A. Berthiaume            1993     $ 340,000      $  0             $ 0                21,100               35,133
Senior Vice President            1992       315,000         0               0                22,000               36,734
  (President,
Waters Chromatography Division)  1991       300,000        3,900            0                21,000                 --
Geoffrey Nunes                   1993     $ 320,000      $  0             $ 0                18,500               32,950
Senior Vice President,           1992       310,000         0               0                18,500               35,617
General Counsel                  1991       300,000        3,900            0                19,000                 --
Jack T. Johansen                 1993     $ 300,000      $  0             $ 0                16,000               25,848
Senior Vice President,           1992       283,000         0               0                19,500               24,360
Science and Technology           1991       270,000        3,900            0                19,000                 --
Douglas B. Jacoby                1993     $ 232,000      $  0             $ 0                16,000               22,338
Vice President (President,       1992       222,000         0               0                14,000               15,540
Process Group)                   1991       210,000        2,730            0                15,000                 --

FOOTNOTES TO SUMMARY COMPENSATION TABLE

* and ** Columns captioned "Other Annual Compensation" (personal benefits and perquisites) has not been included, as compensation in the form of personal benefits for 1993 did not exceed the lesser of $50,000 or 10% of compensation (salary plus bonus) reported above for executive officers individually. Column captioned "Payouts" has not been included because Millipore does not have any long term incentive plans.

(1) Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code during the fiscal years specified.

(2) Amounts allocated pursuant to the Corporation's Cash Profit Sharing Plan, a bonus plan tied to Millipore's pre-tax return on average equity. All domestic employees of Millipore and its domestic subsidiaries who have completed one year of service are eligible to participate in the Plan. The Board of Directors makes an annual determination as to whether to make a contribution to the Cash Profit Sharing Plan and the appropriate amount of any such contribution. In making this determination, the Board uses as a guide a sliding scale geared to the pre-tax return on average equity from operations, under which no contribution is made to the Cash Profit Sharing Plan if such pre-tax return is less than 15% in any year. Such allocation, if any, is made at the end of each year and is paid in the following year. The amounts disclosed reflect the year of award. The Cash Profit Sharing Plan pool is distributed annually to eligible employees pro rate in the proportion that their eligible compensation bears to total eligible compensation for the year. An allocation of 1.3% of eligible payroll was made in 1991, and paid in 1992.

(3) On December 31, 1993, the total number/current market value of Restricted Shares (determined by multiplying the number of shares by the closing price of Millipore Common Stock on December 31, 1993) held by the above-named executive officers was as follows: Mr. Gilmartin, 5100 shares/$204,000; Mr. Berthiaume,

    4400 shares/$176,000; Mr. Nunes, 4500 shares/$180,000; Mr. Johansen, 4500 shares/$180,000; and Mr. Jacoby, 3600 shares/$144,000. Dividends are paid on Restricted Stock at the same rate as are paid to all stockholders.

(4) Stock options are granted by the Committee in December of each year and relate to the cash compensation of the named executive officer for the following year. (See "Stock Options Granted in 1993" and "Compensation Committee Report on Executive Compensation at Millipore").

(5) Includes: (a) amounts contributed by the Company under its tax-qualified defined contribution profit sharing plan to Messrs. Gilmartin, Berthiaume, Nunes, Johansen and Jacoby of $16,536, $16,536, $16,536, $16,536 and
    $16,009, respectively; (b) Company "matching" contributions on compensation deferred pursuant to its tax-qualified plan under Section 401(k) of the Internal Revenue Code of $3,854, $2,998, $2,998, $1,499, and $4,497 to
    Messrs. Gilmartin, Berthiaume, Nunes, Johansen and Jacoby, respectively; (c) total amounts deferred under the Company's non-qualified supplemental defined contribution and savings plans to provide certain executives with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans: $52,190; $15,014; $12,914, $7,813 and $1,832, to Messrs. Gilmartin, Berthiaume, Nunes, Johansen and Jacoby, respectively and (d) amounts deemed to be compensation ($585 and $502 to Messrs. Berthiaume and Nunes, respectively) as the result of the "imputed interest" on loans granted to pay certain taxes (see "Indebtedness of Management" below). Includes amounts for fiscal years 1993 and 1992 only.

STOCK OPTIONS GRANTED IN 1993

     The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table above (i) the number of shares of Millipore Common Stock, $1.00 par value, subject to stock options granted under the Millipore Corporation 1985 Combined Stock Option Plan ("1985 Plan") during the period January 1, 1993-December 31, 1993, (ii) the percentage that each grant represents of the total number of shares subject to stock options granted under the 1985 Plan to all employees during the period; (iii) the exercise price; (iv) the expiration date and (v) the potential realizable value of the options granted assuming the market price of the underlying Millipore Common Stock appreciates annually in value by the percentages indicated during the term of the option (December 8, 1993 - December 8, 2003). The table also includes certain information with respect to the number of shares of Millipore Common Stock, $1.00 par value, subject to stock options granted to all executive officers and to all other employees during the period January 1, 1993 - December 31, 1993. (See note (3) and "Approval of

Amendments to 1985 Combined Stock Option Plan" below.) Under the 1985 Plan, no options may be granted to Directors who are not employees of Millipore.

                                   INDIVIDUAL GRANTS(1)                    POTENTIAL REALIZABLE
                      ----------------------------------------------         VALUE AT ASSUMED
                                  % OF                                        ANNUAL RATES OF
                                  TOTAL                                  STOCK PRICE APPRECIATION
                                 OPTIONS                                    FOR OPTION TERM(2)
                                 GRANTED                               -----------------------------
                      OPTIONS      TO       EXERCISE OR                  EXERCISE        EXERCISE
                      GRANTED   EMPLOYEES   BASE PRICE    EXPIRATION       PRICE           PRICE
        NAME            (#)      IN 1993     ($/SHARE)       DATE      + 5%($56.846)   + 10%($90.327)
- --------------------- -------   ---------   -----------   ----------   -------------   -------------
John A. Gilmartin....  50,000       9.5%      $34.875      12/8/2003     1,098,550        2,772,600
Douglas A.
  Berthiaume.........  21,100       4.0%      $34.875      12/8/2003       463,588        1,170,037
Geoffrey Nunes.......  18,500       3.5%      $34.875      12/8/2003       406,463        1,025,862
Jack T. Johansen.....  16,000       3.0%      $34.875      12/8/2003       351,536          887,232
Douglas B. Jacoby....  16,000       3.0%      $34.875      12/8/2003       351,536          887,232
Executive Officers(11
  persons including
  those listed
  above)(3).......... 148,100      29.6%      $34.875      12/8/2003     3,253,905        8,212,441
All other Employees
  (approximately 400
  persons excluding
  those listed
  above)(3).......... 352,900      70.4%      $34.875      12/8/2003     7,753,565       19,569,010

(1) For a complete description of the terms of the 1985 Plan, see "Approval of Amendments to 1985 Combined Stock Option Plan" at p. 19.

(2) Assumes the market price of the underlying Millipore Common Stock appreciates in value by the percentages indicated during the period 1993 (date of option grant) - 2003 (date of option expiration) and has been reduced to reflect the cost to the executive of the exercise of the option. Such stock appreciation benefits all Millipore stockholders. By way of example, assume ownership of 100 shares of Millipore Common Stock with a fair market value in December 1993 of $34.875 - the initial value of the 100 shares would be $3,487.50. If the value of the 100 shares appreciated at an annual rate of 5% during the following 10 years, the 100 shares would have a market value of approximately $5,684.60 in December 2003. If the 100 shares appreciated in value at an annual rate of 10% during the 10-year period, the shares would have a market value of $9,032.70 in December, 2003. On December 8, 1993, the date of option grant, the outstanding shares of Millipore had an aggregate value of $975,484,440. If the assumed rates of appreciation (5% and 10%) are achieved, the aggregate value of the outstanding shares will be $1,590,032,644 and $2,526,525,677, respectively. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in the table or in the footnote will be achieved.

(3) Indicates number of shares subject to stock options granted to groups of employees specified. As of December 1993 all shares authorized under the 1985 Plan had been exhausted so that options to key employees covering an aggregate of 157,738 shares (net of option expirations) had to be granted subject to stockholder approval. See "Approval of Amendments to 1985 Combined Stock Option Plan" below.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1993 AND DECEMBER 31, 1993 VALUES OF UNEXERCISED STOCK OPTIONS

     The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table above, information with respect to unexercised options to purchase Millipore Common Stock granted in 1993 and prior years under the 1985 Plan.

                                                                                              VALUE OF
                                                                             NUMBER OF       UNEXERCISED
                                                                            UNEXERCISED     IN THE MONEY
                                                                            OPTIONS AT       OPTIONS AT
                                                                             12/31/93        12/31/93(2)
                                                                           -------------    -------------
                                     SHARES ACQUIRED         VALUE         EXERCISABLE/     EXERCISABLE/
              NUMBER                 ON EXERCISE(#)     REALIZED($)(1)     UNEXERCISABLE    UNEXERCISABLE
- ----------------------------------   ---------------    ---------------    -------------    -------------
John A. Gilmartin.................        0                   0               174,350/       $ 1,306,153/
                                                                               124,875            687,890
Douglas A. Berthiaume.............        10,600          $169,175.25          71,906/       $   689,289/
                                                                                51,475            282,653
Geoffrey Nunes....................         6,600          $ 96,525.00          67,031/       $   662,101/
                                                                                44,250            243,266
Jack T. Johansen..................        0                   0                59,500/       $   429,234/
                                                                                42,500            234,579
Douglas B. Jacoby.................        0                   0                28,880/       $   193,781/
                                                                                36,250            198,719

- ---------------

(1) Measured by the difference between the exercise price of the option and the fair market value of Millipore Common Stock on the date of exercise.

(2) Measured by the difference between the closing market value of Millipore Common Stock on December 31, 1993 ($40.00 per share) and the exercise price of the option.

PENSION PLANS

     The Retirement Plan for Employees of Millipore Corporation ("Retirement Plan") is a tax-qualified defined benefit "floor" plan which is designed to coordinate with the benefits available to participants under the Company's tax-qualified defined contribution profit sharing plan ("Participation Plan") and Social Security to create an integrated retirement program. An eligible employee receives benefits under the Retirement Plan to the extent that the benefits under the Participation Plan are inadequate to provide the minimum level of benefits specified by the Retirement Plan. There is no deduction or offset from benefits payable to employees under the Retirement Plan for amounts employees receive from Social Security or other sources. The Retirement Plan provides a minimum level of benefits based on service and earnings (which earnings are computed in the same manner as the cash compensation amounts set forth in the Summary Compensation Table) with a reduction in the benefit formula for less than thirty years of service.

     Officers participate in the Retirement Plan on the same basis as other Millipore employees. As of December 31, 1993, full years of credited service under the Retirement Plan for certain officers were: Mr. Gilmartin -- 14 years; Mr. Berthiaume -- 13 years; Mr. Nunes -- 17 years; Mr. Johansen -- 6 years; and Mr. Jacoby -- 18 years.

     Millipore also maintains a supplemental non-qualified plan (the "Supplemental Plan") to provide certain executive employees with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of retirement benefits and deferred compensation which may be received under the Company's tax-qualified plans.

     The table below shows the estimated annual benefits payable in 1993 under the Retirement Plan and the Supplemental Plan. Retirement benefits shown are based upon retirement at age 65 and the payment of a single life annuity, to persons in the specified compensation and years of service categories:

                                   ESTIMATED ANNUAL MINIMUM RETIREMENT BENEFITS FOR
AVERAGE EARNINGS DURING FIVE             INDICATED YEARS OF CREDITED SERVICE
   HIGHEST CONSECUTIVE IN         --------------------------------------------------
   FIFTEEN YEARS PRIOR TO                                             30 (AND MORE
         RETIREMENT                 15          20          25        THAN 30)(1)
- -----------------------------     -------     -------     -------   ----------------
          $ 125,000............    25,568      34,090      42,613         51,135
          $ 150,000............    31,005      41,340      51,675         62,010
          $ 175,000............    36,443      48,590      60,738         72,885
          $ 200,000............    41,880      55,840      69,800         83,760
          $ 225,000............    47,318      63,090      78,863         94,635
          $ 250,000............    52,755      70,340      87,925        105,510
          $ 300,000............    63,630      84,840     106,050        127,260
          $ 400,000............    85,380     113,840     142,300        170,760
          $ 450,000............    96,255     128,340     160,425        192,510
          $ 500,000............   107,130     142,840     178,550        214,260
          $ 550,000............   118,005     157,340     196,675        236,010
          $ 600,000............   128,880     171,840     214,800        257,760
          $ 650,000............   139,755     186,340     232,925        279,510
          $ 700,000............   150,630     200,840     251,050        301,260
          $ 750,000............   161,505     215,340     269,175        323,010
          $ 800,000............   172,380     229,840     287,300        344,760

- ---------------

(1) There is no additional benefit payable under the Retirement Plan for years of service in excess of 30.

INDEBTEDNESS OF MANAGEMENT

     During 1984, the Directors approved a program of loans to all the executive officers named in the Summary Compensation Table above, and to certain other employees to enable them to pay all income taxes which would result from their receipt of the shares awarded and to be awarded pursuant to the Restricted Stock Plan. The largest aggregate amount of these loans outstanding during 1993 was as follows: Mr. Berthiaume $54,105 and Mr. Nunes $46,376. The balance of the loans became due in 1993, and bear no interest. Under the Internal Revenue Code, however, interest on these loans is deemed to be compensation (see "Summary Compensation Table -- All Other Compensation"). As of December 31, 1993, all loan balances had been paid in full.

EXECUTIVE TERMINATION AGREEMENTS

     Millipore entered into agreements with Messrs. Gilmartin, Berthiaume, Nunes, Johansen and Jacoby as well as two other officers to provide them with certain severance benefits in the event of an actual or impending "Change of Control" of Millipore. In substance, a Change of Control means (shall be deemed to have occurred) when any "person" (as that term is used in the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of 20% of Millipore's then outstanding Common Stock or if those members who constituted a majority of the Board of Directors cease to be so. An "Impending Change of Control" means any event or circumstances which give rise to a threat or likelihood of a Change of Control, whether or not it is approved by Millipore's management or directors.

     The executive officers who have entered into agreements with Millipore will be provided with benefits in the event that their employment with Millipore is terminated pursuant to or following a Change of Control. Each agreement provides that if the executive officer remains in Millipore's employ for at least 6 months following an event giving rise to an Impending Change of Control and, pursuant to or following a Change of Control, the employment of the executive officer is terminated, the executive officer will then receive the severance benefits. Generally, these benefits include: a lump sum termination payment equal to 24 months of salary at the highest rate received during the past three years (if such provisions had been triggered during 1993, the amounts payable to Messrs. Gilmartin, Berthiaume, Nunes, Johansen and Jacoby would have been $1,400,000, $680,000, $640,000, $600,000 and $464,000, respectively) and a supplemental retirement benefit at age 65 for those executives whose tenure with Millipore at the time of such termination is less than that required under the Retirement Plan for full retirement benefits to make up either in whole or in part for any such shortfall. Further, in the event of an Impending Change of Control, shares of Common Stock subject to stock options become exercisable immediately and executive officers are given the right to sell to Millipore all shares held (or acquired 90 days following a Change of Control) at a price equal to the highest price paid within 90 days prior to the exercise of such right.

     In November 1993 the Board of Directors approved a plan to divest its Waters Chromatography and non-membrane bioscience businesses. In connection with the proposed divestitures, the Company entered into executive termination agreements with Douglas A. Berthiaume and Jack T. Johansen, senior officers of the Waters Chromatography and the non-membrane bioscience business, respectively, to ensure continuity of management until the sale of each business is successfully completed.

     The agreement with Mr. Berthiaume provides (i) if the sale of the Waters Chromatography Division is successfully completed, he will receive a payment of approximately four (4) times his annual compensation, which is reflected in the "Summary Compensation Table" (p. 11), and (ii) if the sale price exceeds certain minimums, he will be entitled to an additional incentive bonus. Further, Millipore management will recommend to the Board of Directors that the vesting schedule be accelerated for all stock options and Restricted Stock held by Mr. Berthiaume as of the Closing Date.

     The agreement with Mr. Johansen provides that upon the divestiture of the bioscience business, he will receive a payment of approximately two (2) times his annual compensation, which is reflected in the "Summary Compensation Table." In addition, Mr. Johansen is entitled to receive an incentive bonus on the sale of the bioscience business based on the "net cash proceeds" (a defined term under the agreement) received from the sale by Millipore.

COMPARATIVE PERFORMANCE GRAPH

     The graph below compares the five-year cumulative total return, including the reinvestment of all dividends, starting from "100" on December 31, 1988 through December 31, 1993, among Millipore, the S&P 500 Index and the S&P
Manufacturing-Diversified Industrial Index (including Millipore). It assumes
$100 invested on December 31, 1988 in each of the two indices and in Millipore.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                                   S&P MANU-
                                                  FACTURING-
      MEASUREMENT PERIOD                          DIVERSIFED
    (FISCAL YEAR COVERED)           S&P 500       INDUSTRIAL        MILLIONS
    ---------------------           -------       ----------        --------
1988                                 100.00          100.00          100.00
1989                                 131.69          111.78           77.59
1990                                 127.60          110.80          106.77
1991                                 166.47          135.82          110.67
1992                                 179.15          147.22          107.39
1993                                 197.21          178.72          123.50

     The information which forms the basis for the graph above has been provided by Standard & Poor's Compustat, a division of McGraw-Hill.

                      OWNERSHIP OF MILLIPORE COMMON STOCK

MANAGEMENT OWNERSHIP OF MILLIPORE COMMON STOCK

     The following table sets forth information concerning the number of shares of Millipore Common Stock, $1.00 par value, beneficially owned, directly or indirectly, as of January 31, 1994, by each Director or nominee; each of the five most highly compensated executive officers and all directors and executive officers as a group. This information is based on information provided by each Director, nominee and executive officer and the listing of such securities is not necessarily an admission of beneficial ownership. Unless otherwise indicated by footnote, the Director, nominee or officer held sole voting and investment power over such shares.

                          NAME                       SHARES BENEFICIALLY OWNED(1)   % OF CLASS
     ----------------------------------------------  ----------------------------   ----------
     Charles D. Baker..............................               4,450                  *
     Douglas A. Berthiaume.........................              99,806(2)               *
     Samuel C. Butler..............................               2,030                  *
     John A. Gilmartin.............................             222,528                  *
     Mark Hoffman..................................               6,250                  *
     Douglas B. Jacoby.............................              32,480                  *
     Jack T. Johansen..............................              71,692                  *
     Gerald D. Laubach.............................               3,450                  *
     Steven Muller.................................               3,650(3)               *
     Geoffrey Nunes................................             101,330                  *
     Thomas O. Pyle................................               3,250                  *
     John F. Reno..................................               1,000                  *
     James L. Vincent..............................               2,000                  *
     All Directors and Executive Officers as a
       Group (19 persons including those listed
       above)......................................             662,745(4)

- ---------------

(1) Included in the shares listed as beneficially owned are (i) shares subject to stock options under the Millipore Corporation 1989 Stock Option Plan for Non-Employee Directors which the following directors have the right to acquire within 60 days: Messrs. Baker, Hoffman, Laubach, Muller and Pyle, 3,250 shares each; Messrs. Butler and Vincent, 1000 shares each; and (ii) shares subject to stock options under the Millipore Corporation 1985 Combined Stock Option Plan which the following executive officers have the right to acquire within 60 days: Mr. Gilmartin, 174,350 shares; Mr. Berthiaume, 71,906 shares; Mr. Nunes, 67,031 shares; Mr. Johansen, 59,500 shares; Mr. Jacoby, 28,880 shares.

(2) Of the shares owned by Mr. Berthiaume, 6,477 shares are held by his wife. Mr. Berthiaume disclaims beneficial ownership of these shares.

(3) The 400 shares owned by Dr. Muller are held for his benefit under a deferred compensation plan maintained by the John Hopkins University. Dr. Muller does not have voting power over these shares.

(4) Includes 488,330 shares subject to acquisition by Directors and Officers within 60 days through the exercise of stock options. The foregoing aggregate figure represents approximately 2% of the issued and outstanding stock on such date.

* No director or officer owns as much as 1.0% of Millipore stock.

     Section 16(a) of the Securities Exchange Act of 1934 requires Millipore's Directors and Officers and persons who own more than 10 percent of Millipore's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Millipore Common Stock. Millipore is required to disclose in its proxy statement any failure to file these reports by the required due dates.

All of these filing requirements were satisfied except that one executive officer, Mr. John E. Lary, failed to file on a timely basis one report relating to one transaction. Millipore has relied solely on written representations of its Directors and Officers and copies of the reports they have filed with the Securities and Exchange Commission.

APPROVAL OF AMENDMENT TO 1985 COMBINED STOCK OPTION PLAN

     Management proposes that stockholders approve Amendments to the 1985 Combined Stock Option Plan to increase the shares available for the grant of options by 1,000,000 shares and to conform the 1985 Plan to certain regulations issued by the Treasury Department relating to "qualified performance-based plans."

  Description of the 1985 Plan

     Millipore has traditionally maintained stock option plans in effect so that options to purchase shares of Millipore Common Stock may be granted to key employees as an incentive benefit to give them a proprietary interest in Millipore and thereby align their long-term interests with those of Millipore's stockholders. The 1985 Plan provides for the grant of both Non-Qualified Stock Options and Incentive Stock Options ("ISOs"). The 1985 Plan provides certain restrictions on the grant and exercise of ISOs: (1) no ISO granted prior to February 1987 can become exercisable until all ISOs previously granted under either the 1975 Plan or the 1985 Plan have been exercised or have lapsed; (2) the 1985 Plan prohibits the granting of ISOs that first become exercisable in any year for stock having a value (as of the time of grant) in excess of $100,000; (3) no 10% stockholder may be granted an ISO; and (4) all ISOs must be granted within 10 years of the effective date of the 1985 Plan (June 1, 1985).

     The 1985 Plan provides that all options granted thereunder shall be exercisable at a price of not less than 100% of the fair market value of Millipore Common Stock on the date of grant, subject to adjustment by the Board of Directors to reflect stock splits or stock dividends or to reduce the price to not less than the fair market value of Millipore Common Stock on the date of any such reduction. The fair market value shall be defined as the closing price for Millipore stock on the New York Stock Exchange on the composite tape on the last business day prior to the date on which the option was granted, or if no sale of the stock shall have been made on the New York Stock Exchange on that day, on the next preceding day on which there was a sale of such stock. As of February 25, 1994, the fair market value for Millipore Common Stock, as quoted on the New York Stock Exchange was $44.375 per share. Options can be exercised by delivery of cash or shares of Millipore having a fair market value on the date of delivery equal to the full purchase price.

     Incentive Stock Options granted subsequent to 1986 and all Non-Qualified Stock Options become exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant. Options granted under the 1985 Plan expire no later than ten years after the date of grant. In the event of certain corporate transactions or a change in the Board of Directors giving rise to an "impending change of control" all options previously granted to certain executive officers become immediately exercisable (see "Executive Termination Agreements," p. 15).

     As of December 1993, all shares authorized under the 1985 Plan had been exhausted so that options to key employees covering an aggregate of 157,738 shares (net of option expirations) had to be granted subject to stockholder approval of this amendment; no shares remained available for future grant of options. Accordingly, stockholders are being asked to approve an Amendment to increase the number of shares available for stock option grants by an additional 1,000,000 shares in order that Management may continue its program of providing an incentive benefit to its key employees. The Amendment was approved by the Millipore Board of Directors on December 9, 1993.

     In February, 1994, the Board of Directors further amended the 1985 Plan to respond to proposed regulations under Section 162(m) of the Internal Revenue Code relating to the deductibility for corporate income tax purposes of compensation paid to certain executive officers (those Executive Officers named in the Summary Compensation Table). Prior to issuance of the proposed regulations, all compensation paid to executive officers was deductible as an "ordinary and necessary" business expense. As a result of the proposed regulations, only the first $1,000,000 of such compensation (which includes the grant of options to purchase shares of stock) is deductible unless paid pursuant to a qualified performance based compensation plan, i.e., one that is administered by outside directors; establishes objective standards for the payment of such additional compensation and has been approved by stockholders.

     Stock options granted to purchase shares of Millipore Common Stock constitute a key component of each executive officer's compensation. Since the award of such options could exceed the deductibility limitation, the Board of Directors voted to amend the 1985 Plan to limit the number of stock options to be granted over the remaining life of the 1985 Plan to each of the named executive officers to 100,000 shares of Millipore Common Stock. It is anticipated that a new Stock Option Plan with new individual limitations will be submitted to stockholders in 1995.

     The 1985 Plan is administered by the Management Development and Compensation Committee (the "Committee") of the Board of Directors, the members of which are ineligible to participate therein. All members of the Committee are considered "outside directors". The Committee determines the persons to whom options should be granted, the number of shares covered by each option, the price per share (which may not be less than the fair market value of Millipore Common Stock on the date of grant) and other terms and conditions of each option. An employee of Millipore or any of its subsidiaries, including an officer and a Director who is also an employee but excluding Directors who are not employees, is eligible to receive options under the 1985 Plan. The criteria for selecting employees eligible to receive options to purchase shares under the 1985 Plan include compensation guidelines as well as subjective factors. There is no limit on the number of shares for which non-qualified options may be granted to one employee except as noted above with respect to certain executive officers.

     During the optionee's lifetime, options under the 1985 Plan are exercisable only by the optionee. Options expire upon termination of employment, except that exercise after termination of employment is provided for in cases where employment terminates on retirement or with the consent of Millipore or as a result of incapacity or death.

     The 1985 Plan also permits the making of loans to certain employees who hold options in order to facilitate their exercise of those options. While Millipore currently has no plans to make this loan procedure generally available to option holders, the Board of Directors approved this procedure (which will be administered by the Committee) in the belief that this would provide Millipore management with an important incentive benefit. It is contemplated that the criteria for the grant of any such loans will be the need (A) to attract and retain top management personnel, and (B) to be responsive on an individual basis to extraordinary circumstances of highly valued Millipore employees. Should any loan be made it is expected it will bear interest at the then prevailing rate.

     Millipore receives no consideration for the grant of stock options. Under current provisions of the Internal Revenue Code, upon the exercise of Non-Qualified Options an optionee will recognize ordinary taxable income in the amount of the excess of the fair market value of Millipore stock on the date of exercise over the option price and Millipore will be entitled to a tax deduction in the same amount. By contrast, there is no taxable income realized by an optionee upon the exercise of an ISO. However, the amount by which the fair market value of the shares purchased exceeds the ISO option price will be an item of tax preference that may be subject to the alternative minimum tax on tax preference items, depending upon the optionee's individual tax situation. Due to the elimination of preferential long-term capital gains tax rates by the Tax Reform Act of 1986, at the time of sale or other disposition of such shares, the excess of the sale price over the ISO option price will be taxable at ordinary income tax rates.

     For information with respect to options outstanding under the 1985 Plan and the number of shares granted to those employees selected in 1993 to receive options under the 1985 Plan, see "Stock Options Granted in 1993" (p. 13).

  Reasons for the Amendments to the 1985 Plan

     Management believes that the proposed Amendments will enable Millipore to continue its program of providing key employees an incentive benefit to give them a proprietary interest in Millipore and thereby align their long-term interests with those of Millipore's stockholders. Stockholder approval of the increase in the number of shares available under the 1985 Plan is required by its provisions. Stockholder approval of the Amendment to include the grant of stock options to purchase shares of Millipore Common Stock as qualified performance based compensation is necessary to continue the program of granting stock options to certain executive officers as a means of aligning their long-term interests with those of Millipore's Stockholders. In the event Stockholders fail to approve the Amendments to the 1985 Plan, options granted prior to Stockholder approval will be canceled and no further options will be granted under the 1985 Plan.

     A favorable vote by stockholders who hold at least a majority of the Common Stock of Millipore present or represented by proxy at the Annual Meeting and voting thereon is required for the approval of the Amendments to the 1985 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE 1985 COMBINED STOCK OPTION PLAN BY THE STOCKHOLDERS OF MILLIPORE.

OTHER PRINCIPAL HOLDERS OF MILLIPORE COMMON STOCK

     As of February 25, 1994, the following persons are believed by Millipore to be the beneficial owners of more than 5% of Millipore Common Stock, Millipore's only class of voting securities:

                                                                       Amount and nature
                                                                         of beneficial       Percent
                Name and address of beneficial owner                       ownership         of class
- ---------------------------------------------------------------------  -----------------     --------
The Regents of the University of California..........................      1,674,800(1)        5.99%
  2199 Addison Street
  Berkeley, CA 94720

State Street Research & Management Company...........................      1,870,400(2)        6.69%
  One Financial Center
  Boston, MA 02111
  (a wholly-owned subsidiary of Metropolitan Life Insurance Company)

- ---------------

(1) Sole voting and dispositive power with respect to all of such shares.

(2) Sole dispositive power with respect to all of such shares; sole voting power with respect to 1,757,400 shares. All shares are owned by clients of State Street Research & Management Company (a registered investment adviser). State Street Research & Management Company disclaims beneficial interest in all of the shares reported.

     The foregoing information is based upon Schedule 13G reports filed with the Securities and Exchange Commission by the above beneficial owners in February 1994.

                                  ACCOUNTANTS

     Since 1970, Coopers & Lybrand, independent public accountants, have reported on Millipore's annual financial statements, and management, based upon the recommendation of the Audit and Finance Committee of the Board of Directors, has elected that firm as Millipore's independent public accountants for fiscal 1994. The Audit and Finance Committee has also reviewed and approved the scope and nature of the services to be performed for Millipore by Coopers & Lybrand. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting to make a statement if they wish to do so, and to respond to appropriate stockholder questions. See "Management and Election of Directors" for names of those Directors comprising the Audit and Finance Committee.

     Millipore's financial statements for 1993 were examined and reported upon by Coopers & Lybrand. In connection with this examination they also reviewed Millipore's Annual Report, its quarterly financial statements and its filings with the Securities and Exchange Commission, examined and reported upon the financial statements of Millipore's retirement plans, and provided consultation concerning the financial statement implications of various matters under consideration.

                             STOCKHOLDER PROPOSALS

     The deadline for receipt of stockholder proposals for inclusion in Millipore's 1994 Proxy Statement is November 14, 1994. To be included, all proposals must be in conformity with the rules of the Securities and Exchange Commission and must be received by Millipore at 80 Ashby Road, Bedford, Massachusetts 01730. Attention: Geoffrey Nunes, Senior Vice President and General Counsel, on or before the foregoing date.

                            FORM 10-K ANNUAL REPORT

     Stockholders may obtain without charge a copy of Millipore's Annual Report on Form 10-K for the year ended December 31, 1993, by writing to John S. Glass, Director of Investor Relations, Millipore Corporation, 80 Ashby Road, Bedford, Massachusetts 01730.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any other business to come before the Annual Meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment as to such matters.

                                            Millipore Corporation

March 18, 1994

                                                         As amended through 2/94
                  MILLIPORE 1985 COMBINED STOCK OPTION PLAN



1.       PURPOSES OF THE PLAN
         This Plan is intended to advance the interests of Millipore Corporation (the "Corporation"), its subsidiaries and all its stockholders by providing that those employees who are responsible for the management and growth of the business of the Corporation and who are making and can continue to make substantial contributions to the success of that business, may acquire a stock ownership in the Corporation, thus increasing their proprietary interest in the business, providing them with greater incentive and encouraging their continued service. Accordingly, the Corporation will grant to such employees as may be selected in the manner hereinafter provided, options to purchase shares of Common Stock of the Corporation subject to the conditions hereinafter provided.
1A.      TYPE OF OPTIONS AVAILABLE UNDER THIS PLAN
         Subject to the conditions hereinafter provided, two types of options are to be available under this Plan. They are in name, "Incentive Stock Options" and "Non-Qualified Stock Options."
2.       STOCK SUBJECT TO THE PLAN
         Subject to the provisions of the next succeeding paragraph, the aggregate number of shares of common stock for which options may be granted under this Plan shall not exceed 750,000 shares of the common stock ($1.00 par value) of the Corporation (1,500,000 shares giving effect to the February 20, 1986 stock dividend); 3,000,000 shares giving effect to the Board of Directors approval of an amendment in December, 1989 increasing the number of shares by 1,500,000 and approved by the stockholders at the 1990 Annual Meeting of Stockholders; and 4,000,000 shares giving effect to the Board of Directors approval of an amendment in February, 1994 increasing the number of shares by 1,000,000, subject to approval by the stockholders at the 1994 Annual Meeting.

         If, prior to February 27, 1995, an option granted under this Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares shall (unless this Plan shall have been terminated) become available for options to other employees.
         The shares to be issued upon exercise of options granted under this Plan shall be made available, at the discretion of the Board of Directors, either from the authorized but unissued shares of common stock of the Corporation or from the shares of common stock re-acquired by the Corporation, including shares purchased in the open market.
3.       ADMINISTRATION OF THE PLAN
         The Plan shall be administered by the Management Development Committee of the Board of Directors of the Corporation which shall consist of at least three members (the "Committee"), and which shall be appointed by the Board and serve at its pleasure. No member of the Committee shall be eligible, while he is a member, to participate in the Plan.
         Subject to review by the Board of Directors, the Committee from time to time shall recommend those employees to whom options are to be granted under the Plan, the number of shares, the purchase price per share and the other terms and conditions of each such option. Upon appropriate action by the Committee, stock options shall be granted upon the terms and conditions set forth in the Plan and such additional terms and conditions not inconsistent therewith as the Committee may require.
4.       PRICE
         The purchase price per share of stock provided in each option shall not be less than the fair market value of the stock at the time the option is granted, nor less than the then par value thereof. The fair market value shall be defined as the closing price for the Corporation's stock on the New York Stock Exchange as reported on the composite tape on the last business day prior to the date on which the option was granted, of if no sale of the stock shall have been made on the New York Stock Exchange on that day, on the next preceding day on which there was a sale of such stock.
5.       ELIGIBILITY OF OPTIONEES
         Options will be granted only to persons who are employees of the Corporation or of a wholly-owned subsidiary of the Corporation. No employee who, at the time the option is granted, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of Millipore or any of its subsidiaries will be eligible to receive an Incentive Stock Option under this Plan. The term "employees" shall include officers as well as other employees of the Corporation and its subsidiaries. No member of the Board of Directors who is not also an employee or consultant shall be eligible to receive an option under this Plan.
         Effective as of February 9, 1994 (subject to stockholder approval at the 1994 Annual Meeting of Stockholders), the number of shares available for options which may be granted to certain executive officers during the remaining life of the Plan shall be limited to 100,000 shares for each such officer.
6.       TERMS AND CONDITIONS OF OPTIONS
         Subject to the provisions of this Plan, the Committee shall have power: (a) to select the employees to be granted options (it being understood that more than one option may be granted to the same person); (b) to determine the number of shares subject to each option; (c) to determine the type of option to be granted to each employee; (d) to determine the time or times when the options will be granted; (e) to determine the option price of the shares subject to each option, which price shall not be less than the minimum specified in Section 4 of this Plan; (f) to determine the time or times when each option may be exercised within the limits stated in this Plan; (g) to establish the terms of any restrictions applicable to shares of Common Stock issuable upon exercise of options granted under the Plan; and (h) to prescribe the form, which shall be consistent with this Plan, of the instruments evidencing any options granted under this Plan.

         Each Incentive Stock Option granted under this Plan shall be granted within 10 years of the adoption of this Plan by the Board of Directors or its approval by the shareholders, whichever is earlier.
         Each option granted under this Plan shall terminate not later than ten years after the date on which it was granted. The Board of Directors may, in its discretion, prescribe a shorter period for any individual option or options.
         In addition to the other terms and conditions for Non-qualified Options set forth in this Plan, each Incentive Stock Option granted under this Plan shall be subject to the following conditions:
                 a) The option will be a separate instrument bearing the heading "Incentive Stock Option".
                 b) The option will contain terms specifying that it will not be exercisable until all Incentive Stock Options granted prior to it have been exercised or have lapsed by the passage of time.
                 c) The aggregate fair market value (determined at the date of grant) of Incentive Stock Options which an eligible employee can exercise in any one year (valued on the date of grant) shall not exceed the sum of $100,000 plus any unused limit carryover [calculated in accordance with I.R.C. Section 422A(c)(4)] for any one calendar year.
                 d) Each option, by its terms, will commit the optionee to inform the Corporation in writing of any disposition of shares (acquired by him under the option) prior to two years from the date of grant or one year from the date of exercise.
         An employee electing to exercise an option shall give written notice to the Corporation of such election and of the number of shares he has elected to purchase, the type of option he is exercising (Incentive Stock Option or Non-Qualified Stock Option), and shall at the time of purchase tender the full purchase price either in (a) cash or certified check or by bank draft in U.S. dollars, (b) shares of Millipore Common Stock having a market value on the date of delivery equal to the full purchase price or, if authorized in accordance with Section 7 below, a promissory note having a face value equal to the full purchase price. Until the employee has made such payment, by any of these means, and has had issued to him a certificate or certificates for the shares so purchased, he shall possess no stockholder rights with respect to any such share or shares.
         The Corporation's obligation to deliver shares upon the exercise of any option (or cash in lieu thereof as provided below) shall be subject to any applicable Federal, State and local tax withholding requirements. Options granted under the Plan may provide, in addition, that the Corporation shall also have the right, in lieu of delivering any or all shares, as to which an option has been exercised to elect to pay the optionee a sum in cash equal to the difference between the fair market value of such shares on the date of exercise and the purchase price that would otherwise be payable by the optionee to acquire such shares.
7.       AUTHORIZATION TO MAKE LOANS
         The Committee shall have the authority to authorize and approve the granting of loans by the Corporation to certain employees who are option holders to facilitate their exercise of options. Such loans shall be made to those optionees, and shall be at an interest rate, have a due date, be collateralized and carry such other terms all as shall be recommended by the Chairman and the President and as approved by the Committee. The authorization of any such loans shall be at the sole discretion of the Committee which shall be empowered to impose such additional terms and conditions, which may vary from loan to loan, and which may include an agreement to remain in the employ of the Corporation for a fixed period, as it shall deem appropriate.
8.       CAPITAL CHANGES
         This Plan shall continue (unless specifically terminated) notwithstanding changes of the shares of common stock of the Corporation ($1.00 par value) into, or any exchange of them for, a different number and/or kind of shares of stock of this Corporation. It is intended that options granted thereunder shall continue notwithstanding any such changes or exchanges and notwithstanding any changes or exchanges of such shares into or for shares of another corporation which succeeds to the business of the Corporation or becomes related to it, whether or not such change or exchange results from a recapitalization, split-up, corporate merger, reorganization, consolidation or separation, acquisition of property for stock, stock dividend, issuance of stock rights, liquidation or otherwise. In the event of such a change or exchange, to carry out such intention, an appropriate adjustment shall be made in the shares on which options may be granted and in the shares subject to option and the purchase price of same with respect to options theretofore granted, provided that an optionee shall not be given additional benefits which he did not have under the old option before such adjustment, substitution or assumption and provided further that the excess of the aggregate fair market value of the shares subject to option, over the aggregate option price, is not increased, but the option shall not become exercisable as to a fractional share. Subject to the foregoing limitations the terms of any such adjustment shall be determined by the Board of Directors and such determination made in good faith shall be final, provided that if another corporation assumes the option or substitutes another option its determination of the terms shall be final.
9.       NON-ASSIGNABILITY AND NON-TRANSFERABILITY OF OPTIONS
         No option granted under the Plan shall be assignable or transferable by the optionee other than to the Corporation except by his last will and testament, or by the laws of descent and distribution, and such option shall be exercised during his lifetime only by the optionee.
10.      TERMINATION OF ASSOCIATION
         If and when an optionee shall cease to be an employee of the Corporation (or a subsidiary), any option granted to him under this Plan shall, except as otherwise provided in this Section 10, terminate immediately.

         The Corporation may, either in the instrument evidencing the option or in a written instrument delivered at any time subsequent to the granting of the option, provide for an optionee a special exercise period which will apply if his employment terminates due to retirement at normal retirement age (as defined in the Corporation's Retirement Plan) or he terminates his employment earlier with consent of the Corporation. The special exercise period will begin on his termination and will end on the earlier of up to the fifth anniversary of his termination and the original expiration date of the option. During such period the option will be exercisable to the extent it would have been exercisable had the optionee remained in the employ of the corporation. Any question whether or when an optionee has retired or terminated his employment with the consent of the Corporation shall be determined by the Committee, and its determination shall be final.
         If an optionee dies while employed by the Corporation (or a subsidiary) or during a special exercise period provided under this Section 10, his option may be exercised in accordance with Section 11.
         Notwithstanding the provisions of the preceding paragraph the Corporation shall have the right, but shall not be required, to repurchase from any employee who terminates his employment without the consent and approval of the Corporation, within six months of the exercise of any option, the shares of the Corporation's Common Stock so purchased by said employee at their original price (or exercise) price.
11.      DEATH OF OPTIONEE
         Should an optionee die while in the employ of the Corporation (or a subsidiary), or within a special exercise period provided to him under Section 10, any option held by him at death may be exercised by his estate, or by the person or persons designed in his last will and testament, as follows: In the case of death during employment, each option will be exercisable until the earlier of the first anniversary of his death and the original expiration date of the option to the extent the option was exercisable by the optionee at the time of death. In the case of death during a special exercise period, each option will be exercisable during the remainder of such period to the extent it would have been exercisable had the employee lived.
12.      ADOPTION OF OUTSTANDING OPTIONS OF ACQUIRED COMPANIES
         The Board of Directors of the Corporation may adopt as Options under this Plan outstanding options of acquired companies (whether issued pursuant to an appropriately authorized and adopted stock option plan or not) provided that the option or options thus adopted are on terms and conditions that would have been permitted as an Option granted under this Plan as of the original date of grant by the acquired corporation. Such Options as adopted may provide for pro rata changes in exercise prices and in number of shares covered by the option to reflect the exchange ratio involved in any acquisition in which common stock of this Corporation is issued to holders of common stock of the acquired corporation.
13.      AMENDMENTS TO THE PLAN
The Board of Directors of the Corporation or the shareholders may terminate or amend the Plan in any respect at any time, except that (a) no action of the Board or the shareholders may alter or impair an optionee's rights under any outstanding option without his consent, and (b) without the approval of the shareholders, the total number of shares that may be sold under the Plan may not be increased (except by adjustment pursuant to Section 8), the provisions of Section 5, regarding eligibility, may be not be modified, the purchase price at which shares may be offered pursuant to options may not be reduced (except by adjustment pursuant to Section 8) and the expiration date of the Plan may not be extended. Nothing herein contained shall, however, be deemed to prevent the Committee from authorizing amendments of outstanding options including without limitation the reduction of the option prices specified therein (or the granting of new options at lower prices upon cancellation of outstanding options), so long as all options granted hereunder outstanding at any one time shall not call for issuance of more shares of common stock than those
provided for in Section 2 hereof and so long as the provisions of any   amended
option would have been permissible under the Plan if such option had been originally granted as of the date of such amendment with such amended terms.
No termination, modification, or amendment of the Plan may, without the consent of the employee to whom any option shall theretofore have been granted, materially adversely affect the rights of such employee under such option.
14.      APPLICATION OF FUNDS
         The proceeds received by the Corporation pursuant to options granted under this Plan will be used for general corporate purposes.
15.      EFFECTIVE DATE OF THE PLAN
         This Plan shall be submitted to the shareholders of the Corporation at the annual meeting in 1986 and, if approved by the shareholders, shall thereupon become effective.
16.      TERMINATION DATE OF THE PLAN
         This Plan shall terminate 10 years from the date this Plan is adopted by the Board of Directors, unless another earlier time is prescribed by the Board of Directors.

                                 PROXY


                            MILLIPORE CORPORATION


                 Annual Meeting of Stockholders April 21, 1994




         The undersigned hereby constitutes and appoints JOHN A. GILMARTIN, MICHAEL P. CARROLL and GEOFFREY NUNES and each of them singly, proxies and attorneys of the undersigned with full power of substitution, to vote all shares of Common Stock of Millipore Corporation ("Millipore") held by the undersigned or in respect of which the undersigned would be entitled to vote or act at the Annual Meeting of stockholders of Millipore to be held in Bedford, Massachusetts, on April 21, 1994 and any adjournments of said meeting (except as expressly limited on the reverse side) which the undersigned would possess if personally present. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.


                          (CONTINUED ON REVERSE SIDE)

/X/ Please mark
    votes as in
    this example.

This proxy is solicited on behalf of the Board of Directors and unless otherwise specified in the boxes provided, this proxy will be voted IN FAVOR of all nominees, FOR proposal 2, and in the discretion of the named proxies as to any other matter that may come before the meeting.

1. Election of directors
The undersigned GRANTS authority to elect as
directors the following nominees:
NOMINEES:  John A. Gilmartin, Mark Hoffman,
           John F. Reno
            FOR         WITHHELD
           /   /          /  /


/   /_____________________________________
    For all nominees except as noted above



2.  Amendment of the Millipore
    Corporation 1985 Combined           FOR     AGAINST   ABSTAIN
    Stock Option Plan to increase      /   /     /  /       /  /
    the number of shares available
    for options by 1,000,000 and
    to limit the number of shares
    available for options which
    may be granted to certain
    executive officers under the
    Plan.
           MARK HERE
          FOR ADDRESS  /  /
          CHANGE AND
         NOTE AT LEFT

Please sign exactly as name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature: ________________________________ Date __________

Signature: ________________________________ Date __________